Co-Diagnostics, Inc. Announces Elimination of Debt, Additional Capital Infusion

SALT LAKE CITY—(BUSINESS WIRE)—Jan 30, 2019—Co-Diagnostics, Inc. (Nasdaq: CODX), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today the sale of $3 million of preferred shares, convertible to common stock at a fixed price of $1.20 per share. The transaction consisted of negotiating the conversion of a $2M note to preferred stock, effectively eliminating the Company’s debt, and an additional sale of $1M of preferred shares for cash.

The news followed recent Company announcements of its CoPrimer™ technology platform being presented at the Plant and Animal Genome (PAG) XXVII conference, and the launch of the first private-label CoPrimer product. CoPrimer technology has been shown to offer significant advantages compared to other PCR platforms, including a substantial reduction in errors that lead to false positive results, and dramatically improved multiplex test capabilities for molecular diagnostics, including infectious disease testing, agrigenomics, liquid biopsy and NGS applications.

Dwight Egan, CEO of Co-Diagnostics, commented, “This financing benefits our shareholders by providing additional capital to accelerate our growth strategy. We believe that this exciting era of the Company’s expansion will continue as we build on our notable scientific, regulatory, and strategic milestones from 2018. The Company’s improved balance sheet also provides a strong foundation for continued momentum.”

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a new, state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements in this release include statements regarding the (i) use of funding proceeds, (ii) expansion of product distribution, (iii) acceleration of initiatives in liquid biopsy and SNP detection, (iv) use of the Company’s liquid biopsy tests by laboratories, (v) capital resources and runway needed to advance the Company’s products and markets, (vi) increased sales in the near-term, (vii) flexibility in managing the Company’s balance sheet, (viii) anticipation of business expansion, and (ix) benefits in research and worldwide accessibility of the CoPrimer technology and its cost-saving and scientific advantages. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances. Actual results may differ materially from those contemplated or anticipated by such forward-looking statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact:
Andrew Benson
Co-Diagnostics Investor Relations
801-438-1036
investors@codiagnostics.com